EXHIBIT 5




                                March 31, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth St. NW
Washington, DC 20549

RE:    Registration Statement on Form S-8

Dear Sirs:

I am the Secretary and Vice President - Law of Delaware Otsego Corporation, a New York corporation (the Corporation). In such capacity I participated in the preparation of a Registration Statement on Form S-8 of the Corporation relating to 121,550 shares (the Shares) of the Corporation's Common Stock, par value $.125, issuable under the Delaware Otsego Corporation's 1993
Stock Option Plan (the Plan). The Shares may be treasury shares or authorized but previously unissued shares.

I have examined originals, or copies certified or otherwise identified to my satisfaction, of such corporate records and such other documents as I have deemed relevant as a basis for the opinion hereinafter expressed.

Based on the foregoing, I am of the opinion that up to 121,550 previously unissued Shares which may be the subject of options under the Plan, when paid for in accordance with the terms of the Plan and the options granted thereunder, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement.

                                Very truly yours,

                                /s/Nathan R. Fenno

                                Nathan R. Fenno
                                Vice President-Law & Corporate Secretary

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